Exhibit 99.1

Meta Financial Group, Inc.® Announces Transition of Leadership in Tax Services and Consumer Lending

Sioux Falls, S.D., September 25, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) announced today that Brent Turner will step down as Executive Vice President and Head of Consumer Lending of Meta Financial Group and MetaBank, effective September 28. The Company and Mr. Turner entered into a Separation and Consulting Agreement (the “Agreement”), the terms of which include Mr. Turner’s providing of consulting and other services to the Company for a period of up to two years. Mr. Turner’s responsibilities have been assumed by other members of Meta’s senior management.
“I would like to thank Brent for his significant contributions to the growth of MetaBank in recent years,” said President Brad Hanson. “In particular, his leadership over our tax services business and national consumer lending initiatives has been instrumental to our success as we have evolved our business mix and positioned Meta as a leader in providing needed services to the underbanked and unbanked population. We’ve always known Brent as a serial entrepreneur, and we have been planning for the right timing as part of our acquisition of Specialty Consumer Services (“SCS”) in 2016 that would provide for a transition for him to move on to develop other business. We are appreciative to be able to continue to engage with Brent on a consulting basis over the near term, and wish him the very best in his future endeavors.”
“I would like to thank Tyler, Brad and the entire team at Meta for their support and dedication,” said Mr. Turner. “I am extremely proud of what we have accomplished together these past couple of years. I am particularly proud that members of the SCS team have taken on meaningful leadership roles at Meta, and I look forward to watching the Company continue to be at the forefront of innovation to improve the delivery of vital financial products and services.”
Under the terms of the Agreement, Mr. Turner is not entitled to the severance package provided for under his employment agreement with the Company. Mr. Turner has also agreed to certain noncompetition and nonsolicitation covenants, as well as providing the Company with a right of first offer for certain business arrangements that Meta might be interested in pursuing.
About Meta Financial Group®
Meta Financial Group, Inc.®(Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, tax services, national commercial lending, community banking, national consumer lending and insurance premium financing. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com